Exhibit 99.1

ZORAN CORPORATION ANNOUNCES PRELIMINARY RESULTS FOR THE FOURTH QUARTER 2004

Company incurs one-time charges for DVD inventory write downs and a restructuring related to discontinued development of CMOS image sensor products

SUNNYVALE, Calif.  (January 11, 2005)  — Zoran Corporation (Nasdaq NM: ZRAN), a leading provider of digital solutions-on-a-chip for applications in the growing digital entertainment and digital imaging markets, today announced that it will take a non-recurring charge of $13 to $15 million in the fourth quarter ended December 31, 2004 to correct excess DVD inventory.  The Company will also incur a $1 to $2 million restructuring charge related to its recent decision to discontinue development efforts on CMOS image sensor products.

The Company’s fourth quarter revenues are currently expected to be at the lower end of its previous guidance of $73 to $78 million.  Excluding the impact of the non- recurring inventory charge described above, the Company’s gross margin for the quarter was also negatively impacted by accelerated price declines for its low-end DVD products and is currently expected to be substantially below earlier guidance of 48 to 49 percent.  Excluding the non-recurring charges, the loss per share would have been at the lower end of the estimated range previously provided by the Company.

“Continued declines in average selling prices as well as the worldwide inventory correction occurring in the DVD market have driven the preliminary results we are announcing today,” said Dr. Levy Gerzberg, Zoran’s President and Chief Executive Officer.  “We believe that as we transition to newer generation products and sell through of our products picks up in the supply chain, Zoran will return to revenue growth and profitability.”

The Company will release its fourth quarter and year end results after market on or about January 27, 2005 and will provide additional commentary and information at that time.

Company Profile
Zoran Corporation, based in Sunnyvale, California, is a leading provider of digital solutions-on-a-chip for the growing digital entertainment and digital imaging markets. With two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio and video, imaging applications, and Connect and Share technologies for the digital home. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DVD, digital camera, DTV, multimedia mobile phone, and multifunction peripheral printer products have received recognition for excellence and are now in millions of homes and offices worldwide. With headquarters in the U.S. and operations in Canada, China, England, Germany, Israel, Japan, Korea, and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-523-6500.

Forward-Looking Statements
This press release includes forward-looking statements that reflect the Company’s current view with respect to future events and financial performance. These forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements including risks associated with: the rapidly evolving markets for the Company’s products and uncertainty regarding the development of these markets; new product development, the ongoing introduction of new and enhanced products by the Company and its competitors and the transition from older products; intensive competition in markets in which the Company competes; the Company’s reliance on independent foundries and contractors for its wafer supplies and product assembly and testing and its ability to ramp up manufacturing capacity to meet changing customer requirements; the effects of changes in revenue and product mix on the Company’s gross margins; the Company’s historic dependence on sales to a limited number of large customers and fluctuations in customer and product mix among those customers; the dependence on key Company personnel; the reliance on international sales and operations, particularly the Company’s operations in Israel; potential problems related to the integration of the business and operations of Emblaze Semiconductor following its recent acquisition; and the effects of general business and changing economic conditions on the markets that the Company serves. Further information regarding these and other risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.